Exhibit 99.2

CSX
How tomorrow moves

CSX QUARTERLY FINANCIAL REPORT

FOURTH QUARTER 2009

CSX Announces Fourth Quarter and Full-Year 2009 Earnings

Highlights:

▪	Fourth quarter EPS from continuing operations of 77 cents
▪	Continued strong safety, service and productivity
▪	Full-year operating ratio of 74.7 percent

Jacksonville, Fla. – January 19, 2010 – CSX Corporation (NYSE: CSX) today announced fourth quarter earnings from continuing operations of $305 million, or 77 cents a share, versus $361 million, or 92 cents a share, in the same period last year.

Fourth quarter revenue of $2.3 billion was 13 percent down from the prior year. This was driven by a 7 percent overall decline in volume as growth in the intermodal and automotive sectors was more than offset by declines in coal and merchandise. In addition, lower fuel prices led to decreased fuel surcharge recovery. Despite these factors, core pricing remained strong, reflecting high service levels and the overall value of freight rail transportation.

Total operating expense for the quarter was $1.7 billion, down 12 percent from the prior year.  These savings, driven primarily by strong safety, service and productivity, contributed to operating income of $583 million for the quarter.

“The economy continued to show modest, sequential improvement in the quarter,” said Michael J. Ward, chairman, president and chief executive officer.  “CSX worked aggressively on gaining operating leverage and further strengthening the fundamentals of our business for the future.”

CSX also announced full year 2009 earnings from continuing operations of $1.14 billion, or $2.87 a share, versus $1.5 billion, or $3.66 a share, for 2008.

The company continued to improve its network efficiency and safety in 2009, while reducing full-year operating costs by 20 percent compared to 2008. As a result, CSX posted a record annual operating ratio of 74.7 percent.

“In 2009, CSX put forth a decisive and effective response to the challenging economy while simultaneously building for the future,” said Ward.  “Our performance is a clear demonstration of the resolve of our organization and the talents of our people.”

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900
	read in conjunction with the	Jacksonville, FL	INVESTOR RELATIONS
Consolidated Financial Statements..................................p. 3	Company’s most recent	32202	David Baggs
Operating Income Detail....................................................p. 7	Annual Report on Form 10-K,	http://www.csx.com	(904) 359-4812
Rail Operating Statistics.....................................................p. 11	Quarterly Reports on Form		MEDIA
Network Map.......................................................................p. 12	10-Q, and any Current		Lauren Rueger
	Reports on Form 8-K.		(877) 835-5279

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com in the Investors section and on Form 8-K with the Securities and Exchange Commission (“SEC”).

CSX executives will conduct a quarterly earnings conference call with the investment community on January 20, 2010 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

##

Forward-looking statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; and (vi) natural events such as severe weather conditions or pandemic health crises.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

CSX Corporation
CONSOLIDATED INCOME STATEMENTS
(Dollars in Millions, Except Per Share Amounts)

	(Unaudited)				(Unaudited)
	Quarters Ended				Years Ended
	Dec. 25,	Dec. 26,			Dec. 25,	Dec. 26,
	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change
Revenue	$2,320	$2,674	$(354)	(13)%	$9,041	$11,255	$(2,214)	(20)%
Expense
Labor and Fringe	660	723	63	9	2,629	2,955	326	11
Materials, Supplies and Other	442	547	105	19	1,715	2,133	418	20
Fuel	250	331	81	24	849	1,817	968	53
Depreciation	227	228	1	-	908	904	(4)	-
Equipment and Other Rents	88	96	8	8	391	425	34	8
Inland Transportation	70	57	(13)	(23)	264	253	(11)	(4)
Total Expense	1,737	1,982	245	12	6,756	8,487	1,731	20

Operating Income	583	692	(109)	(16)	2,285	2,768	(483)	(17)

Interest Expense	(138)	(136)	(2)	(1)	(558)	(519)	(39)	(8)
Other Income - Net	15	6	9	150	34	100	(66)	(66)
Earnings From Continuing Operations
Before Income Taxes	460	562	(102)	(18)	1,761	2,349	(588)	(25)

Income Tax Expense (a)	(155)	(201)	46	23	(624)	(854)	230	27
Earnings from Continuing Operations	305	361	(56)	(16)	1,137	1,495	(358)	(24)

Discontinued Operations (b)	-	(114)	114	100	15	(130)	145	112
Net Earnings	$305	$247	$58	23%	$1,152	$1,365	$(213)	(16)%

Per Common Share
Net Earnings Per Share, Assuming Dilution
Continuing Operations	$0.77	$0.92	$(0.15)	(16)%	$2.87	$3.66	$(0.79)	(22)%
Discontinued Operations (b)	-	(0.29)	0.29	100	0.04	(0.32)	0.36	113
Net Earnings	$0.77	$0.63	$0.14	22%	$2.91	$3.34	$(0.43)	(13)%

Average Shares Outstanding,
Assuming Dilution (Thousands)	396,939	395,675			395,686	408,620

Cash Dividends Paid Per Common Share	$0.22	$0.22			$0.88	$0.77

(a)	In fourth quarter 2009, CSX recognized a tax benefit of $15 million, primarily related to a change in the apportionment of state taxes.

(b)
In second quarter 2009, CSX sold the stock of a subsidiary that indirectly owned Greenbrier Hotel Corporation, owner of The Greenbrier resort. Previously, all amounts associated with the operations of The Greenbrier were included in other income – net.  Because of the sale, The Greenbrier’s results of operations are reported as discontinued operations in the Company’s consolidated income statements and all prior periods have been reclassified.

CSX Corporation
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
	(Unaudited)
	Dec. 25,	Dec. 26,
	2009	2008
ASSETS

Current Assets
Cash and Cash Equivalents	$1,029	$669
Short-term Investments	61	76
Accounts Receivable - Net	995	1,107
Materials and Supplies	203	217
Deferred Income Taxes	158	203
Other Current Assets	124	119
Total Current Assets	2,570	2,391

Properties	31,081	30,208
Accumulated Depreciation	(7,868)	(7,520)
Properties - Net	23,213	22,688

Investment in Conrail	650	609
Affiliates and Other Companies	438	406
Other Long-term Assets	165	194
Total Assets	$27,036	$26,288

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$967	$973
Labor and Fringe Benefits Payable	383	465
Casualty, Environmental and Other Reserves	190	236
Current Maturities of Long-term Debt	113	319
Income and Other Taxes Payable	112	125
Other Current Liabilities	100	286
Total Current Liabilities	1,865	2,404

Casualty, Environmental and Other Reserves	547	643
Long-term Debt	7,895	7,512
Deferred Income Taxes	6,585	6,235
Other Long-term Liabilities	1,284	1,426
Total Liabilities	18,176	18,220

Common Stock, $1 Par Value	393	391
Other Capital	80	-
Retained Earnings	9,182	8,398
Accumulated Other Comprehensive Loss	(809)	(741)
Noncontrolling Minority Interest	14	20
Total Shareholders' Equity	8,860	8,068
Total Liabilities and Shareholders' Equity	$27,036	$26,288

CSX Corporation
CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in Millions)

	(Unaudited)
	Years Ended
	Dec. 25,	Dec. 26,
	2009	2008
OPERATING ACTIVITIES
Net Earnings	$1,152	$1,365
Adjustments to Reconcile Net Earnings to Net Cash Provided
by Operating Activities:
Depreciation	908	918
Deferred Income Taxes	436	435
Non-cash Discontinued Operations	-	166
Contributions to Qualified Pension Plans	(250)	(102)
Other Operating Activities	(182)	65
Changes in Operating Assets and Liabilities:
Accounts Receivable	92	74
Other Current Assets	28	37
Accounts Payable	(4)	(3)
Income and Other Taxes Payable	(9)	(46)
Other Current Liabilities	(111)	5
Net Cash Provided by Operating Activities	2,060	2,914

INVESTING ACTIVITIES
Property Additions (a)	(1,447)	(1,740)
Purchases of Short-term Investments	-	(25)
Proceeds from Sales of Short-term Investments	-	280
Other Investing Activities	54	36
Net Cash Used in Investing Activities	(1,393)	(1,449)

FINANCING ACTIVITIES
Long-term Debt Issued	500	1,351
Long-term Debt Repaid	(323)	(642)
Dividends Paid	(345)	(308)
Stock Options Exercised	34	83
Shares Repurchased	-	(1,570)
Other Financing Activities (a)	(173)	(78)
Net Cash Provided by Financing Activities	(307)	(1,164)

Net Increase in Cash and Cash Equivalents	360	301

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	669	368
Cash and Cash Equivalents at End of Period	$1,029	$669

(a) Property additions, which are classified as investing activities on the consolidated cash flow statements, consisted of $1.4 billion and $1.7 billion for years ended 2009 and 2008, respectively.  In addition, capital expenditures for 2009 include purchases of new assets using seller financing, approximately $160 million, which are included in other financing activities on the consolidated cash flow statements.  There were $54 million in purchases of new assets under seller financing agreements during 2008.

CSX Corporation

OTHER INCOME – NET (Unaudited)

The Company derives income from items that are not considered operating activities.  Income from these items is reported net of related expense.  Miscellaneous income (expense) includes equity earnings or losses, investment gains and losses, and other non-operating activities, which can be income or expense.  Other income – net consisted of the following:

	Quarters Ended			Years Ended
	Dec. 25,	Dec. 26,		Dec. 25,	Dec. 26,
(Dollars in Millions)	2009	2008	$ Change	2009	2008	$ Change
Interest Income	$2	$6	$(4)	$11	$37	$(26)
Income from Real Estate Operations	13	3	10	31	39	(8)
Miscellaneous Income (Expense) (a)	-	(3)	3	(8)	24	(32)
Total Other Income - Net	$15	$6	$9	$34	$100	$(66)

(a)	In 2008, CSX recorded additional income of $30 million for an adjustment to correct equity earnings from a non-consolidated subsidiary.

CSX Corporation
RESULTS OF OPERATIONS (Unaudited)
(Dollars in Millions)

Quarters Ended December 25, 2009 and December 26, 2008

					CSX
	Rail (a)		Intermodal		Consolidated
	2009	2008	2009	2008	2009	2008	$ Change	% Change
Revenue	$1,980	$2,340	$340	$334	$2,320	$2,674	$(354)	(13)%
Expense
Labor and Fringe	644	704	16	19	660	723	63	9
Materials, Supplies and Other	393	494	49	53	442	547	105	19
Fuel	248	329	2	2	250	331	81	24
Depreciation	221	221	6	7	227	228	1	-
Equipment and Other Rents	61	69	27	27	88	96	8	8
Inland Transportation	(107)	(113)	177	170	70	57	(13)	(23)
Total Expense	1,460	1,704	277	278	1,737	1,982	245	12
Operating Income	$520	$636	$63	$56	$583	$692	$(109)	(16)%

Operating Ratio	73.7%	72.8%	81.5%	83.2%	74.9%	74.1%

Years Ended December 25, 2009 and December 26, 2008

					CSX
	Rail (a)		Intermodal		Consolidated
	2009	2008	2009	2008	2009	2008	$ Change	% Change
Revenue	$7,837	$9,789	$1,204	$1,466	$9,041	$11,255	$(2,214)	(20)%
Expense
Labor and Fringe	2,561	2,879	68	76	2,629	2,955	326	11
Materials, Supplies and Other	1,530	1,933	185	200	1,715	2,133	418	20
Fuel	845	1,810	4	7	849	1,817	968	53
Depreciation	883	879	25	25	908	904	(4)	-
Equipment and Other Rents	289	317	102	108	391	425	34	8
Inland Transportation	(394)	(507)	658	760	264	253	(11)	(4)
Total Expense	5,714	7,311	1,042	1,176	6,756	8,487	1,731	20
Operating Income	$2,123	$2,478	$162	$290	$2,285	$2,768	$(483)	(17)%

Operating Ratio	72.9%	74.7%	86.5%	80.2%	74.7%	75.4%

(a)
  In addition to CSX Transportation, Inc., the Rail segment includes non-railroad subsidiaries such as Total Distribution Services, Inc., Transflo Terminal Services, Inc., CSX Technology, Inc. and other subsidiaries.

CSX Corporation
VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended December 25, 2009 and December 26, 2008

	Volume			Revenue			Revenue Per Unit
	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change
Chemicals	104	108	(4)%	$319	$326	(2)%	$3,067	$3,019	2%
Emerging Markets	99	113	(12)	145	169	(14)	1,465	1,496	(2)
Forest Products	62	77	(19)	134	180	(26)	2,161	2,338	(8)
Agricultural Products	112	109	3	255	271	(6)	2,277	2,486	(8)
Metals	52	57	(9)	104	129	(19)	2,000	2,263	(12)
Phosphates and Fertilizers	78	66	18	98	86	14	1,256	1,303	(4)
Food and Consumer	24	27	(11)	57	73	(22)	2,375	2,704	(12)
Total Merchandise	531	557	(5)	1,112	1,234	(10)	2,094	2,215	(5)

Coal	346	449	(23)	610	811	(25)	1,763	1,806	(2)
Coke and Iron Ore	19	22	(14)	31	38	(18)	1,632	1,727	(6)
Total Coal	365	471	(23)	641	849	(24)	1,756	1,803	(3)

Automotive	78	76	3	176	182	(3)	2,256	2,395	(6)

Other	-	-	-	51	75	(32)	-	-	-
Total Rail	974	1,104	(12)	1,980	2,340	(15)	2,033	2,120	(4)

International	210	227	(7)	97	112	(13)	462	493	(6)
Domestic	314	272	15	236	212	11	752	779	(3)
Other	-	-	-	7	10	(30)	-	-	-
Total Intermodal	524	499	5	340	334	2	649	669	(3)

Total	1,498	1,603	(7)%	$2,320	$2,674	(13)%	$1,549	$1,668	(7)%

Years Ended December 25, 2009 and December 26, 2008

	Volume			Revenue			Revenue Per Unit
	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change
Chemicals	424	493	(14)%	$1,267	$1,454	(13)%	$2,988	$2,949	1%
Emerging Markets	405	487	(17)	585	714	(18)	1,444	1,466	(2)
Forest Products	258	344	(25)	547	793	(31)	2,120	2,305	(8)
Agricultural Products	428	432	(1)	960	1,010	(5)	2,243	2,338	(4)
Metals	200	337	(41)	399	752	(47)	1,995	2,231	(11)
Phosphates and Fertilizers	289	334	(13)	373	461	(19)	1,291	1,380	(6)
Food and Consumer	100	109	(8)	233	281	(17)	2,330	2,578	(10)
Total Merchandise	2,104	2,536	(17)	4,364	5,465	(20)	2,074	2,155	(4)

Coal	1,487	1,779	(16)	2,615	3,110	(16)	1,759	1,748	1
Coke and Iron Ore	66	100	(34)	112	175	(36)	1,697	1,750	(3)
Total Coal	1,553	1,879	(17)	2,727	3,285	(17)	1,756	1,748	-

Automotive	234	343	(32)	511	784	(35)	2,184	2,286	(4)

Other	-	-	-	235	255	(8)	-	-	-
Total Rail	3,891	4,758	(18)	7,837	9,789	(20)	2,014	2,057	(2)

International	780	1,000	(22)	353	509	(31)	453	509	(11)
Domestic	1,122	1,069	5	831	927	(10)	741	867	(15)
Other	-	-	-	20	30	(33)	-	-	-
Total Intermodal	1,902	2,069	(8)	1,204	1,466	(18)	633	709	(11)

Total	5,793	6,827	(15)%	$9,041	$11,255	(20)%	$1,561	$1,649	(5)%

Certain data within Merchandise categories have been reclassified to conform to the current year presentation.

CSX Corporation

REVENUE

CSX experienced another quarter of volume and revenue decline caused by the weak economy.   The greatest volume declines occurred in coal, construction and consumer-related markets.  However, the overall rate of year-over-year volume decline continued to moderate with the slight improvement in the economy.  Lower fuel recovery associated with the sharp decline in fuel prices more than offset the Company’s ongoing yield management initiatives.

Rail

Merchandise

The merchandise business is the most diverse market and includes aggregates, metal, phosphate, fertilizer, food, consumer, agricultural, paper and chemical products.  Continued weakness in the construction and consumer goods markets has significantly reduced demand for most merchandise markets.  Additional information on other drivers is provided below.

Agricultural Products - Volume was up slightly with continuing growth in ethanol and exports mostly offset by lower poultry production which negatively impacted the feed grain and ingredient markets.

Phosphates and Fertilizers – Volume was up due to strong demand for both export and domestic phosphate shipments as low inventories are replenished.

Coal

Volume declines were driven by lower demand from electric utilities and a weaker export market.  Domestic coal demand for generating electricity was down due to natural gas substitution and lower industrial production, resulting in continued high stockpile levels.  As a result, utility coal demand is expected to remain weak well into 2010.  The export market decline was a result of both lower steel production in Europe reducing the need for metallurgical coal (coal used to produce steel) and less expensive alternative global sources for European utilities.

Automotive

Volume increased due to a slight improvement in auto sales and the need for manufacturers to replenish inventories depleted by the Cash for Clunkers program.  Revenue per unit was negatively impacted by lower fuel recovery associated with the sharp decline in fuel prices.

Intermodal

International – Volume continues to be down due to both weak imports and exports, however weakness in global trade is beginning to ease. Volume improved sequentially due to new service offerings and a slight fall peak in shipping in advance of the holiday season. Revenue-per-unit was lower due to decreased fuel recovery, partially offset by contract price increases.

Domestic – Volume increased as continued truckload conversions, expanded service offerings and a slight fall peak in shipping in advance of the holiday season offset the decline in other market segments.  Revenue-per-unit was lower due to decreased fuel recovery and a continued competitive truck pricing environment.

CSX Corporation

EXPENSE

Expenses decreased $245 million from last year’s quarter.  Significant variances are described below.

Labor and Fringe expense decreased $63 million.  This decrease was primarily driven by labor expense reductions, such as employee furloughs (temporary layoffs) and reduced crew overtime.  These decreases were partially offset by inflation and other items.

Materials, Supplies and Other expense decreased $105 million.  This decrease was driven by the current year decline in volume-related expenses and a decrease in a number of occupational injury claims, which primarily drove a net favorable adjustment to casualty reserves.  Casualty reserves are reviewed by management and an independent expert during the second and fourth quarter of each year.  Also, bad debt expense decreased due to improved collection and a stabilizing economic environment.  Various other costs also decreased, such as ongoing benefits from the casualty reserve adjustments and other items from last year that were not repeated in this quarter.

Fuel expense decreased $81 million primarily due to lower volume, lower prices, and increased efficiency in locomotive fuel use.

Depreciation expense decreased $1 million due to lower depreciation rates resulting from a periodic review of asset useful lives partially offset by a larger asset base related to higher capital spending.

Equipment and Other Rents expense decreased $8 million primarily due to cost savings associated with improved asset utilization and lower volume.

Inland Transportation expense increased $13 million primarily due to higher foreign linehaul traffic.

EMPLOYEE COUNTS (Estimated) (a)

				2009				2008
	Oct	Nov	Dec	Q4	Oct	Nov	Dec	Q4	Average
	2009	2009	2009	Average	2008	2008	2008	Average	Change
Rail	28,094	27,912	27,828	27,945	31,857	31,924	31,598	31,793	(3,848)
Intermodal	891	878	895	888	954	957	978	963	(75)
Technology, Corporate, and Other	582	585	585	584	604	608	609	607	(23)
Total	29,567	29,375	29,308	29,417	33,415	33,489	33,185	33,363	(3,946)

(a)	Employee counts above do not include The Greenbrier employees in any period as the resort was sold in the second quarter of 2009.

FUEL STATISTICS

	Quarters Ended			Years Ended
	Dec. 25,	Dec. 26,		Dec. 25,	Dec. 26,
	2009	2008	Change	2009	2008	Change
Estimated Locomotive Fuel Consumption (Millions of gallons)	112.2	133.0	20.8	445.7	544.8	99.1
Price Per Gallon (Dollars)	$2.03	$2.22	$0.19	$1.71	$3.06	$1.35
Total Locomotive Fuel Expense (Dollars in millions)	$228	$295	$67	$762	$1,667	$905
Total Non-Locomotive Fuel Expense (Dollars in millions)	22	36	14	87	150	63
Total Fuel Expense (Dollars in millions)	$250	$331	$81	$849	$1,817	$968

CSX Corporation

RAIL OPERATING STATISTICS (Estimated)

	Quarters Ended			Years Ended
	Dec. 25,	Dec. 26,	Improvement	Dec. 25,	Dec. 26,	Improvement
Coal (Millions of Tons)	2009	2008	(Decline) %	2009	2008	(Decline) %
Domestic
Utility	28.8	38.4	(25)%	129.8	148.8	(13)%
Other	3.9	4.1	(5)	13.5	17.0	(21)
Total Domestic	32.7	42.5	(23)	143.3	165.8	(14)
Export	6.1	7.1	(14)	22.5	30.0	(25)
Total Coal	38.8	49.6	(22)	165.8	195.8	(15)
Coke and Iron Ore	1.7	1.9	(11)	5.8	8.3	(30)
Total Coal, Coke and Iron Ore	40.5	51.5	(21)%	171.6	204.1	(16)%

Revenue Ton-Miles (Billions)
Merchandise	28.4	29.5	(4)%	112.9	131.9	(14)%
Coal	17.1	22.6	(24)	75.3	89.5	(16)
Automotive	1.4	1.3	8	4.2	5.9	(29)
Intermodal	4.7	4.5	4	17.3	18.8	(8)
Total	51.6	57.9	(11)%	209.7	246.1	(15)%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	95.0	106.5	(11)%	381.0	449.6	(15)%
(Excludes locomotive gross ton-miles)

Safety and Service Measurements
FRA Personal Injuries Frequency Index	0.99	1.19	17%	1.19	1.22	2%
Number of FRA-reportable injuries per 200,000 man-hours
FRA Train Accident Rate	2.65	2.78	5%	2.77	2.92	5%
Number of FRA-reportable train accidents per million train miles

On-Time Train Originations	79%	85%	(7)%	81%	79%	3%
On-Time Destination Arrivals	79%	77%	3%	80%	70%	14%

Dwell (Hours)	24.3	23.2	(5)%	24.1	23.3	(3)%
Cars-On-Line	211,975	222,195	5%	216,013	223,577	3%

Train Velocity (Miles per hour)	22.0	21.2	4%	21.8	20.5	6%

Resources			Decrease %
Route Miles	21,190	21,205	-%
Locomotives (Owned and long-term leased)	4,071	4,143	(2)%
Freight Cars (Owned and long-term leased)	84,282	91,350	(8)%

CSX Rail Network

Syracuse
Selkirk
Buffalo
Detroit
Walbridge
Chicago
Stanley
Cleveland
Willard
Greenwich
Cumberland
Curtis Bay
Locust Point
Columbus
Avon
Cincinnati
Russell
Richmond
Evansville
Louisville
Erwin
Rocky Mount
Nashville
Hamlet
Florence
Atlanta
Birmingham
Charleston
E. Savannah
Montgomery
Waycross
Baldwin
Mobile
Jacksonville
New Orleans
Tampa
Major Terminals
Coal Network
I-90 Corridor
I-95 Corridor
Southeastern Corridor
CSX Rail Network